EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc.: on Form S-3 (Registration No. 333-44336); Form S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333-91366) of our report dated March 5, 2003 on the 2002 consolidated financial statements of ChoiceOne Financial Services, Inc., which report is included in the 2002 Annual Report on Form 10-K of ChoiceOne Financial Services, Inc.

/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 24, 2003